BULL & BEAR FUNDS I, INC.

                              ARTICLES OF AMENDMENT

     Bull & Bear Funds I, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation hereby amends its charter as currently in effect (the "Charter") by changing the name of the Corporation to Midas U.S and Overseas Fund Ltd.

     SECOND: The Corporation hereby amends its Charter as currently in effect by redesignating the shares of the Bull & Bear U.S. & Overseas Fund series to common stock of the Corporation. Subsequent to the foregoing amendment, the total number of shares of capital stock of all classes which the Corporation shall have authority to issue is one billion (1,000,000,000) shares, all of which shall have a par value of $.01 per share and an aggregate par value of $10,000,000.

     THIRD: A majority of the entire Board of Directors of the Corporation by unanimous written consent dated June 30, 1999, adopted resolution in which was set forth, and which authorized and approved the foregoing amendments to the Charter.

     FOURTH: The amendment to the Charter set forth above is expressly permitted by ss.2-605 of the Maryland General Corporation Law ("MGCL") to be made without action by the stockholders of the Corporation.

     FIFTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

     SIXTH: The foregoing amendment does not increase the authorized stock of the Corporation, and does not change the preferences, conversion or other rights, boring powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any class or series of authorized stock of the Corporation.

     SEVENTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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     IN WITNESS WHEREOF,  the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on _______________, 1999.

WITNESS:                                       BULL & BEAR FUNDS I, INC.


_______________________________          By: ___________________________ (SEAL)



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